Exhibit 10.7

[LOGO OF PARADISE ELECTRONICS]

Mohammad Tafazzoli

8659 Briarwood Lane

Dublin, CA 94568

February 17, 1998

Dead Mohammad,

We would like to take this opportunity to extend to you a formal offer of employment on behalf of Paradise Electronics, Inc. (the “Company”). The following terms reflect our offer.

1)    Position: You will server as a Product and Test Engineering Manager for the Company.

2)    Salary and Fringe Benefits: Your salary will be set at the annualized rate of $101,000, and will be payable in accordance with standard Company practice with respect to employee compensation. You will be enrolled in all of the Company’s benefit plans with the same privileges as other Company employees of the same class. Your vacation accrual will also be commensurate with that of the above group of Company employees.

3)    The Company will grant to you, subsequent to the commencement of your employment and subject to approval by the Company’s Board of Directors, the right to purchase 60,000 shares of Company’s Common Stock at a price which will be determined during the next board meeting. These options will vest over 4 years with 25% of the options vesting after the first full year of your employment and the remaining 75% of the shares vesting in equal monthly increments over the remaining 3 years of your employment.

4)    Proprietary Information and Inventions Agreement: As a condition of your employment, you will be required to sign the Company’s Standard Proprietary Information and Inventions Agreement.

5)    In addition to your annual salary you will be paid a one time $10,000 performance bonus on September 15, 1998 based on your completion of a mutually agreed upon set of goals that will be set during your first month of employment.

This letter supersedes all prior written or oral communications or agreements, express or implied, regarding your employment by the Company. This letter is not an employment contract; instead, it reflects the compensation level during your employment at the Company. As you know, the Company cannot and does not make any promises regarding the duration of the employment period for any employee, who can terminate voluntarily or be terminated involuntarily with or without cause at any time. Please acknowledge receipt of this letter and acceptance of its content by signing it and returning it to me.

Sincerely,

/s/ WENDY BENVENISTE
Wendy Benveniste Vice President Operations

Accepted and Agreed to by:

/s/ MOHAMMAD TAFAZZOLI	02/25/98
Mohammad Tafazzoli	Date